Exhibit 99.1

WhiteHorse Finance, Inc. Increases Commitment to Joint Venture

NEW YORK, NY, February 6, 2023 – WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced that the Company, together with State Teachers Retirement System of Ohio, a public pension fund established under Ohio law (“STRS Ohio”), have increased their capital commitments to their joint venture, WHF STRS Ohio Senior Loan Fund LLC (the “WHF STRS JV”), by $25 million. The increased commitment will be funded by an incremental $15 million investment from WhiteHorse Finance and an incremental $10 million investment from STRS Ohio bringing total capital commitments to the WHF STRS JV to $175 million.

“We are pleased to continue growing our successful partnership with STRS Ohio through increased commitments to our joint venture, which has produced a healthy return on equity to WhiteHorse Finance,” said Stuart Aronson, Chief Executive Officer, WhiteHorse Finance. “We believe our investment in the joint venture provides attractive returns for our shareholders and is particularly relevant given the current market backdrop. Combined with higher base rates and our strong origination pipeline, we expect our incremental investment to be accretive and allow us to increase our diversification into lower-risk assets and advance our goal of enhancing shareholder value while providing financing solutions to our borrowers and sponsor clients alike.”

The WHF STRS JV was established in 2019 to invest primarily in lower middle market senior secured debt facilities. Since inception, the value of the WHF STRS JV portfolio has grown to over $280 million and consisted of 28 portfolio companies with a total portfolio weighted average effective yield of 10.1% as of September 30, 2022.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company's investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with over $53 billion of capital under management* across a number of funds focused on the small- and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com.  For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Stuart Aronson

WhiteHorse Finance, Inc.

212-506-0500

saronson@higwhitehorse.com

Joyson Thomas

WhiteHorse Finance, Inc.

305-379-2322

jthomas@higwhitehorse.com

Robert Brinberg

Rose & Company

212-257-5932

whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.

* Based on total capital commitments managed by H.I.G. Capital and affiliates.